Exhibit 99.2

QUOTE INDEMNIFICATION AGREEMENT

THIS QUOTE INDEMNIFICATION AGREEMENT (the “Agreement”) is made as of the 16th day of April, 2009 by and between SolarWinds, Inc., a Delaware corporation with offices at 3711 S. Mopac Expressway, Building Two, Austin, Texas 78746 (the “Issuer”) and Gartner, Inc., a Delaware corporation with offices at 56 Top Gallant Road, Stamford, Connecticut 06902-7700 (“Gartner”).

Gartner hereby consents to the quotation by Issuer in its Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 21, 2008, as amended to date and as may be amended in the future (“the Filing”), of the Gartner material set forth on the attached Exhibit A (“Gartner Material”), subject to the terms and conditions set forth herein.

In consideration of Gartner’s consent as set forth above, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer hereby agrees:

(a)	that the Gartner Material shall be presented in the Filing (i) as representing data, research opinion or viewpoints published by Gartner, and not as a representation of fact; and (ii) in a manner that informs the reader of the Filing that he/she assumes sole responsibility for his/her selection of or reliance on the Gartner Material in making any decision, including any investment decision;

(b)	that Gartner disclaims all warranties, express or implied, statutory or otherwise, including, without limitation, any implied warranties of merchantability of fitness for a particular purpose, and warranties as to accuracy, completeness or adequacy of the Gartner Material;

(c)	that the Gartner Material speaks as of its original publication date (and not as of the date of the Filing) and that the opinions expressed in the Gartner Material are subject to change without notice;

(d)	that Gartner shall have no liability for errors, omissions or inadequacies in the Gartner Material or for any interpretations of the Gartner Material;

(e)	that Gartner does not assume responsibility for any third parties’ reliance on any information contained in the Filing, including the Gartner Material; and

(f)	that Gartner does not admit that it is an “expert” within the meaning of Section 509 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Issuer agrees to indemnify and hold harmless Gartner, its directors, officers, directors, shareholders, employees and agents, from and against any and all claims, liabilities, demands, causes of action, damages, losses and expenses (including reasonable attorney’s fees and costs) arising, directly or indirectly, and without limitation, out of or in connection with the Filing.

This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to conflict of law principles. This Agreement shall remain in effect so long as the Filing, including any post-effective amendment thereto, remains effective under the federal securities laws.

SolarWinds, Inc.

By:	/s/ Kevin B. Thompson	By:	/s/ Kimberly Wheeler
Name:	Kevin B. Thompson	Name:	Kimberly Wheeler
Its duly authorized:	President, COO, CFO	Its duly authorized:	Manager, Office of the Ombudsman
Date:	4/14/09		4/16/09

Gartner, Inc.

Exhibit A

“There is currently a large and mature market for network management software. Gartner, Inc., a market research firm, estimates that worldwide software revenue for managing networks and the availability and performance of networks and systems will grow from $4.78 billion in 2009 to $5.70 billion in 2013. (1)”

“(1) Gartner, Inc. “Forecast: Enterprise Software Markets Worldwide, 2008-2013, 1Q09 Update” by Fabrizio Biscotti, Rene Millman et al., dated March 16, 2009. See “Special Note Regarding Forward-Looking Statements and Industry Data” for information regarding the industry data used in this prospectus.”

“This prospectus also contains estimates and other information concerning our industry, including market size and growth rates, that are based on industry publications, surveys and forecasts, including those generated by Compass Intelligence Research, IDC and reports published by Gartner, Inc. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we believe the information in these industry publications, surveys and forecasts is reliable, we have not independently verified the accuracy or completeness of the information. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in “Risk Factors.”

The Gartner report described herein (the “Gartner Report”) represents data, research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc., that are not representations of fact. The Gartner Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Report are subject to change without notice.”